UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2015

SEARCHCORE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Northeast Loop 323 Tyler, TX 75708 (Address of principal executive offices) (zip code)

(800) 727-1024 (Registrant’s telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

Vista Capital Investments, LLC

On January 22, 2015, we entered into a Securities Purchase Agreement with Vista Capital Investments, LLC, pursuant to which we sold to Vista a 12% Convertible Promissory Note in the original principal amount of $55,000 (the “Note”) with a $5,000 original issue discount. The Note has a maturity date of January 22, 2016, and is convertible after 120 days into our common stock at 90% of the Market Price of our common stock (representing a discount rate of 10%). “Market Price” means the lowest traded price for the Common Stock during the twenty (20) trading days before the conversion. The shares of common stock issuable upon conversion of the Note will be restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933. The Note can be prepaid by us up to 180 days after issuance at 120% of the principal amount and any accrued and unpaid interest.

In connection with the sale of the Note, we also issued to Vista warrants to acquire 1,736,111 shares of our common stock at an exercise price of $0.075 per share (subject to adjustment). The warrants are exercisable for a period of five (5) years and contain a cashless exercise provision at the option of the holder.

The issuance of the Note and Warrants was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. The purchaser was an accredited and sophisticated investor, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement dated January 22, 2015

10.2	12% Convertible Redeemable Note dated January 22, 2015

10.3	Warrant dated January 22, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SearchCore, Inc.

Dated: January 23, 2015	By:	/s/ James Pakulis
James Pakulis
	Its:	President and Chief Executive Officer